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                                                                    EXHIBIT 23.2





INDEPENDENT AUDITORS' CONSENT





To the Board of Directors and Stockholders of Kirlin Holding Corp.




         We consent to the incorporation by reference in the Registration Statement on Form S-8 (333-46918) and the Registration Statement on Form S-3 (333-74366) of our report dated March 22, 2003 on the consolidated statement of financial condition of Kirlin Holding Corp. and Subsidiaries as of December 31, 2002, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the two years in the period ended December 31, 2002, appearing in the Annual Report on Form 10-K of Kirlin Holding Corp.



/s/ Goldstein Golub Kessler LLP

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

March 29, 2004